[Dobson Communications Corporation Logo]

Dobson Communications Corporation

14201 Wireless Way

Oklahoma City, OK 73134

(405) 529-8500

1-800-522-9404

Fax (405) 529-8515

August 26, 2002

CONFIDENTIALITY AGREEMENT

Bank of America, N.A.

211 North Robinson 231 South LaSalle St.

Fourth Floor, South Tower Mailcode IL1-231-08-40

Oklahoma City, Oklahoma 73102 Chicago, IL 60697

Attn: Mr. Ross Hansen Attn: Lynn Simmons

Gentlemen:

We are advised that Bank of America, N.A. ("You") has retained PricewaterhouseCoopers LLP ("PWC") to make an evaluation (the "Evaluation") of Dobson Communications Corporation and its subsidiaries (together, the "Company"), in connection with Bank of America, N.A.'s existing loan (the "Loan") to Dobson CC Limited Partnership. In order to allow you, PWC, and/or your Representatives (as defined below) to investigate and consider the Evaluation, the Company may disclose and make available to you information in response to your "Dobson Communications Document Request List" and/or otherwise disclose to you, PWC or your Representatives confidential information concerning the Company and its business (the "Confidential Information"). The Company is unwilling to provide the Confidential Information without your agreement to the terms contained herein and such terms shall run to the benefit of the Company.

The term "person" shall be broadly interpreted to include, without limitation, any corporation, company, group, partnership or individual.

"Representatives" shall mean partners, directors, officers, employees or agents, including, without limitation, attorneys, accountants, consultants and financial advisors of a person. As used herein, a reference to "you" includes you, your Representatives, and your successors and assigns; however, neither the term "You" nor "Representatives" shall include PWC.

In consideration of being furnished the Confidential Information, you agree that:

1. Without the prior written consent of the Company and except to the extent provided by this agreement, you will (a) not disclose to any person other than PWC and your Representatives with a need to know, the amount of, or analysis contained in, the Evaluation; and (b) keep the Confidential Information confidential, not disclose the Confidential Information in any manner whatsoever, in whole or in part, to any person other than Bank of America, N.A., and your Representatives with a need to know, and not use the Confidential Information for any purpose other than preparing the Evaluation. You will advise your Representatives of your obligations under this agreement. You acknowledge that Bank of America, N.A. will be responsible for any unauthorized disclosure or other breach of this agreement by your Representatives.

Notwithstanding the foregoing, Bank of America, N.A. may (a) use the Evaluation and Confidential Information solely in connection with administering the Loan, (b) disclose the Confidential Information and Evaluation to (i) a person purchasing, or negotiating to purchase, in a private sale transaction, the Loan or stock of the Company pledged to secure the Loan, provided that such person has first agreed in an written agreement (in a form reasonably acceptable to the Company) to maintain the confidentiality of the Confidential Information in a manner consistent with the requirements of the agreement; or (ii) governmental regulators, and (c) as required by law, rule or regulation, maintain such copies of the Confidential Information and Evaluation, as are subject to review by authorized governmental regulators.

2. You will keep a record of each location of the Confidential Information to the extent any such Confidential Information is located other than on the Company's premises. All such Confidential Information and all copies (except as required under Paragraph 1(c) above) thereof will be destroyed without retaining any copies thereof, upon the determination of the Evaluation and delivery of that determination to Bank of America, N.A.; provided, however, that subject to the ongoing obligation to maintain the confidentiality of all retained information.

3. You agree that the Confidential Information will be made available by you only to PWC and such as your Representative as are necessary to the Evaluation. Each Representative to whom the Confidential Information is made available by you shall agree in writing to abide by the terms hereof.

4. Except as otherwise provided, this agreement shall be in effect for a term ending on the earlier of (a) two years from the last date on which Confidential Information is provided to you; and (b) August 31, 2004. Anything herein to the contrary notwithstanding, this agreement shall be inoperative as to such portions of the Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure by you; (ii) become available to you on a non-confidential basis from a source other than the Company or its Representatives, which has represented to you that such source is entitled to disclose it; (iii) were known to you on a non-confidential basis prior to disclosure to you by the Company or its Representatives, or (iv) are required to be disclosed by deposition, subpoena or other court or governmental action, subject to compliance with Paragraph 5. It is understood and agreed that you have the burden of proof that the foregoing exceptions apply.

5. If you are requested or become legally compelled, or you become aware that anyone to whom you transmit the Confidential Information pursuant to this agreement is requested or becomes legally compelled by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process, to disclose any of the Confidential Information, you will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement; provided, however, that the foregoing shall not apply to any request of PWC to review the Confidential Information or Evaluation. In the event after such written notice, that such protective order or other remedy is not obtained, or the Company waives compliance with the provisions of this agreement, you will furnish only that portion of the Evaluation or Confidential Information, as the case may be, which you are advised by legal counsel is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Evaluation or Confidential Information, as the case may be.

6. You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed as to the matters which are the subject of this agreement, that the United States securities laws prohibit any person who has material, nonpublic information from the issuer concerning the issuer from purchasing or selling securities of such issuer, except in private sale transactions complying with the securities laws, or from communicating such information to any other person under the circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. You also hereby acknowledge that the projections to be received by you in response to Paragraph V of your "Dobson Communications Document Request List" constitute at the date hereof material, nonpublic information.

7. As long as this agreement is operative as provided in Paragraph 4 above, with the use of or the reliance upon the Confidential Information, unless specifically authorized in writing in advance by the Board of Directors of the Company, neither you, your Representatives nor your affiliates (as defined under the Securities Act of 1933) who obtained the Confidential Information from you will do any of the following, or provide or arrange financing to or for others to enable them (directly or indirectly, acting alone or in concert with others) to do any of the following: acquire, or agree, offer, seek or propose to acquire (or request permission to do so), beneficial ownership as defined in Rule 13(d)-3 under the Securities Exchange Act of 1934) of any voting equity securities issued by the Company if such ownership would constitute control of the Company; provided that, notwithstanding the foregoing, this Paragraph 7 shall not prohibit acquisitions of voting equity securities (a) directly from the Company in a transaction not involving a public offering or (b) in a transaction of the type described in the second paragraph of Paragraph 1 above. The parties to this agreement agree and acknowledge that this Paragraph 7 is inapplicable to the extent the Bank of America, N.A., and its affiliates (as defined under the Securities Act of 1933) may be exercising one or more of the rights of Bank of America, N.A. in the collateral under the Loan after declaring a default.

8. You agree that neither the Company nor its Representatives shall have any liability to you resulting from the use or contents of the Confidential Information by you from any action taken or any inaction occurring in reliance on the Confidential Information.

You agree that the Company shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of Paragraph 1, 2, 3, or 6 of this agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this agreement by you but shall be in addition to all other remedies available at law or equity.

9. It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

10. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN SUCH STATE.

Very truly yours,

DOBSON COMMUNICATIONS CORPORATION

By: /s/ Ronald L. Ripley

Name: Ronald L. Ripley

Title: Vice President

AGREED TO THIS 29th DAY OF

August, 2002

Bank of America, N.A.

By: /s/ Lynn D. Simmons

Name: Lynn D. Simmons

Title: Senior Vice President